 Exhibit 10.7

LICENSE AGREEMENT

This License Agreement (this "Agreement") is made and entered into as of November 16, 2006 (the "Effective Date") by and between PARI GmbH Spezialisten für effektive Inhalation (hereinafter called "PARI") a German corporation with principal offices at Moosstrasse 3, 82319 Starnberg, Germany, and Kamada Ltd. (hereinafter called "Kamada"), an Israeli company with principal offices at 7 Sapir St., Kiryat Weizmann Science Park, Ness-Ziona – ISRAEL.

WHEREAS

the parties executed a Memorandum of Understanding effective as of January 16, 2006, as amended (hereinafter the "MOU"), drawing the basic principles for collaboration in the development of an aerosolized form of Kamada's injectible API drug product for administration through inhalation (the “Drug Product”), using the Device (as defined below in Section 1.8) that is based on the eFlow® (as defined below in Section 1.12); and

WHEREAS	the parties have commenced collaborating based on the principles, and under the terms and conditions, set forth in the MOU; and
WHEREAS	the parties wish to continue the said collaboration under the terms and conditions set forth hereinafter;

NOW, THEREFORE, for and in consideration of the above-described recitals, the mutual covenants of the parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, enter into the agreements contained herein.

1.	Definitions

The following capitalized terms, when used in this Agreement, shall have the meanings ascribed to them below:

1.1.	"Affiliate" - shall mean, with respect to each party, any individual, sole proprietorship, firm, partnership, company, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such person or entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

1.2.	[*****]

1.3.	the "Budget" - the agreed on budget of the Project attached as Appendix 'A' hereto.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

1.4.	the "Cap Amount" – defined in Section 4.6.

1.5.	the "Cleaning Method" – defined in Section 6.1.

1.6.	"Competent Regulatory Authority(ies)" - the competent regulatory authority(ies) in any jurisdiction in which a party, at its sole discretion and subject to the terms and conditions hereof, shall apply for the registration of any Product.

1.7.	the "Completion of Phase I" – Kamada's written approval of the CRO's final report of the Phase I Clinical Trials.

1.8.	the "Device" – shall mean the inhalation device proprietary to PARI that (a) is based on the Present Device and perforated vibrating membrane technology and that shall include the eKeyTM System (defined in Section 1.13) and other modifications and Improvements as may be necessary in order to meet the Specifications, to the extent accepted by Competent Regulatory Authorities; and (b) is customized for use with the Drug Product; and (c) complies with the Specifications (defined in Section 1.40), including any Improvements. The parties acknowledge and agree that until the Device is finalized in accordance with this Agreement, the Present Device shall be used by the parties hereunder for research, development and testing efforts related to this Agreement. PARI agrees to grant Kamada a license, for no additional consideration, to the Cleaning Method being developed for use with the Device and any accessories related to the Device in the Supply Agreement.

1.9.	the "Device Data" – defined in Section 15.3.

1.10.	the "Device Related IP" – any and all intellectual property rights, including, without limitations, the PARI Patents, Know-How, technology, trade secrets and Improvements (subject to the provisions of Section 6.9) on the foregoing, covering and/or related to the Device.

1.11.	the “Drug Product” – as defined in the recitals to this Agreement.

1.12.	the “eFlow” - shall mean the nebulizer proprietary to PARI that is based on perforated vibrating membrane technology and includes the mixing chamber and valve system associated with the device that is currently sold under the trade name EFLOW®.

1.13.	the "eKey System" – shall mean a method or system to discourage and/or prevent use of the Device with unauthorized medications, the initial specifications and performance features of which are included in Appendix 'D' .

1.14.	"Field" – pulmonary delivery of the Drug Product for any indication whatsoever.

1.15.	"First Commercial Sale" - means, with respect to any particular country, the first sale of a Drug Product by Kamada, its Affiliate or sublicensee to an unrelated third party, after receipt of regulatory approval to market such Drug Product in such country for use with the Device.

1.16.	"First Two Indications" — means the first two indications for which Kamada shall decide, at its sole discretion, to conduct Phase II/III clinical trials of the Drug Product and attempt to register and market the Drug Product in at least a Major EU Country and the United States of America, and otherwise anywhere in the Territory. Without derogating from Kamada's aforementioned discretion, it is clarified that Alpha-1 Antitrypsin deficiency replacement therapy and treatment of exacerbations during Alpha-1 deficiency shall be deemed two different indications for the purpose of this Agreement.

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1.17.	"Improvements" – shall mean new improvements, discoveries, inventions, developments, enhancements, derivative works, technology, Know-How and other intellectual property, whether or not patentable or protectable.

1.18.	"Indemnitees" – with respect to any party entitled to indemnification hereunder, such party's shareholders, directors, officers, employees and/or agents.

1.19.	"Joint Patents" – means all rights in respect of or under provisional patent application [*****] and [*****] filed with the US PTO and any other patent application that may be jointly filed by the parties in accordance with Section 15.4, and any and all patents issued, whether in the US or in another country, based on such patent applications, as well as all continuations, continuations-in-part, patents of addition, divisions and renewals thereof and all patents or certificates of invention which may be granted on any of the foregoing, and all reissues and extensions thereof.

1.20.	"Kamada's API" – Alpha 1 Antitrypsin liquid drug produced through Kamada’s proprietary process from Fraction IV-1 or of any other source.

1.21.	"Kamada's Patents" - means all rights in respect of or under any of the patent applications and/or patents listed in Appendix 'E', as well as all continuations, continuations-in-part, patents of addition, divisions and renewals thereof and all patents or certificates of invention which may be granted on any of the foregoing, in any country, and all reissues and extensions thereof.

1.22.	"Know-How" – shall mean any and all confidential information, trade secrets, technology, know-how, discoveries, unpatented inventions, developments, Improvements, techniques, methods, test methods, processes, instructions, formulae, drawings and specifications, whether or not patentable or protectable.

1.23.	the "License" – defined in Section 3.1.

1.24.	a “Major EU Country” – [*****].

1.25.	"Net Sales" - means the gross amount actually received by Kamada or PARI, as the case may be, from sales of the Drug Product or the Device, respectively, for the First Two Indications, including, without limitation, amounts received by Affiliates, and/or sublicensees of the respective party on such sales, less the following items:

1.25.1.	Import, export, excise and sales taxes, and custom duties, to the extent actually paid; and

1.25.2.	Costs of [*****] to the extent actually paid; and

1.25.3.	Normal and customary credits or allowances, actually granted on account of price adjustments, recalls, rejections or returns of products previously sold; and

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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provided that, with respect to sales by either Kamada or PARI, as the case may be, of Drug Product or the Device, respectively, to any of its Affiliates, the term "Net Sales" shall mean: the total amount invoiced by such Affiliate on resale of such Drug Product to an independent third party purchaser after the deductions specified in subparagraphs 1.25.1 to 1.25.3 above, to the extent applicable, and provided further that "Net Sales" shall specifically exclude the fair market value of Drug Products actually used by Kamada or PARI, as the case may be, for testing, to the extent required by any Competent Regulatory Authority and/or reasonable amounts used by Kamada or PARI, as the case may be, as product samples (for marketing and promotion purposes).

1.26.	"PARI's Essential Patents" – shall mean the patents and/or patents issuing from the patent applications listed in Appendix 'J'.

1.27.	the "PARI Patents" – means all rights in respect of or under any of the patents and/or patent applications listed in Appendix 'C', as well as all continuations, continuations-in-part, patents of addition, divisions and renewals thereof and all patents or certificates of invention which may be granted on any of the foregoing, in any country, and all reissues and extensions thereof. The parties acknowledge and agree that PARI’s Essential Patents are deemed included and made part of the PARI Patents.

1.28.	"PARI Trademarks" – shall mean the trademarks EFLOW and, if relevant, PARI’s finally protected format for the proposed EKEY logo and certain other related trademarks or service marks of PARI containing such formatives appropriate for use on or in connection with the Products, including any Device, which are owned, licensed or otherwise controlled by PARI or any of its Affiliates as of the Effective Date or during the Term.

1.29.	"Patents" – shall mean patents or patent applications and any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, re-examinations or reissues of such patents or applications, as applicable.

1.30.	the "Phase I Clinical Trials" – the phase I (safety) of the clinical trials of the Drug Product with the Present Device that shall be carried out under this Agreement in accordance with Phase I Protocols.

1.31.	"Phase I Protocols" – the mutually agreed upon protocols (A and B) of the Phase I clinical trials to be carried out within the framework of the Project, synopses of which are attached as Appendices 'B1' and 'B2' hereto.

1.32.	"Phase II Target Date"- shall mean [*****].

1.33.	"Preliminary Expenditures" – any and all out-of-pocket expenses incurred by the parties prior to the Effective Date, which are explicitly included in the Budget.

1.34.	the "Present Device" – shall mean the present model no. 78G1013 (configuration 30) of eFlow, having the performance characteristics ascribed to such model in Appendix D.

1.35.	"Product(s)" – shall mean: (i) the Drug Product for use with the Device; and (ii) any Improvements to the foregoing by either party during the Term. For the avoidance of doubt, the term Product shall include combinations of the Drug Product and the Device, and Kamada may develop multiple Products consistent with the scope of the foregoing definition.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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1.36.	the "Project" – defined in Section 4.1.

1.37.	the "Project Directors" – project directors designated by the parties pursuant to Section 4.9; each of the Project Directors shall be referred to in this Agreement as a "Project Director".

1.38.	the "Royalties" – defined in Section 11.1.

1.39.	the "Royalties Period" – on a country-by-country and Product-by-Product basis in the Territory, the period commencing on the Effective Date and ending upon the later of (a) the date on which there are no longer any issued valid Joint Patents and/or PARI Patents in such country which claim such Product, or (b) fifteen (15) years following the First Commercial Sale of such Product in such country.

1.40.	the "Specifications" – shall mean the target specifications and performance characteristics of the Device (including without limitation the target specifications and performance characteristics of the eKey System) set forth in Appendix 'D', as shall be reviewed and updated by the parties in light of ongoing development of the Device and eKey System performed by PARI pursuant to this Agreement, the Drug Product's clinical trials data and results and/or for regulatory and/or marketing purposes. Such update of the Specifications shall be made in writing, by way of amendment to Appendix 'D', no later than April 30, 2007, and shall be deemed an integral part of this Agreement. PARI and Kamada shall also update Appendix D prior to such date to include mutually agreed on quality requirements and useful lifetime specifications for the Device. Notwithstanding the foregoing, PARI shall make reasonable efforts to finalize an updated draft of the Specifications by January 31, 2007.

1.41.	the "Supply Agreement" –defined in Section 6.4.

1.42.	"Term" shall have the meaning set forth in Section 21.

1.43.	"Territory" is worldwide.

1.44.	[*****] IP Rights" – shall mean that agreement entered into between [*****] and PARI dated March 22, 1999 which includes a license from [*****] to PARI under certain rights [*****].

1.45.	"Upgraded Device" – shall have the meaning set forth in Section 6.9.

2.	List of Appendixes

Appendix 'A' – the Budget

Appendix 'B1' – Synopsis of the Phase Ia Protocol

Appendix 'B2' – Synopsis of the Phase Ib draft Protocol

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Appendix 'C' – PARI Patents

Appendix 'D' –the Specifications.

Appendix 'E' – Kamada's Patents & ODD

Appendix 'F' – PARI Competitors

Appendix 'G' – Selected Terms for Supply Agreement

Appendix 'H' – Disclosures

Appendix 'I' – Form of Undertaking

Appendix ‘J’ – PARI’s Essential Patents

3.	The License

3.1.	PARI hereby grants to Kamada an exclusive, perpetual, license (the "License") in the Field, subject only to [*****], including the right to sublicense (subject to Sections 3.3 and 3.5 below):

3.1.1.	to use the Device and utilize the Device Related IP and the Device Data: (1) in and for the development of Drug Products; and/or (2) in pre-clinical and clinical trials of Drug Products; and/or (3) in and for the registration, marketing, distribution and sale of Drug Products; and

3.1.2.	to advertise, market, distribute and sell the Device and any replacement parts thereof, worldwide, for use together with the Drug Product, including, without limitation, in pre-registration sale of Products for use by individual patients on a compassionate use basis, subject to Section 6. The parties acknowledge and agree that the License shall not include the right to manufacture the Device or any portion thereof. If and to the extent it is required under applicable law or by the Competent Regulatory Authority in any country to register the Device with the Drug Product as a combination product or if the Device is not registered by PARI in any country, then the License included in the first sentence of this paragraph shall include, with respect to such country, also the right to register the Device. Kamada shall have all advertising materials related to the Device reviewed and approved in advance by PARI, which shall approve any such advertising materials, or provide Kamada with its comments with respect thereto, within [*****] business days from its receipt of the relevant materials.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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3.2.	Notwithstanding anything to the contrary in this Agreement, with the only exceptions of Sections 4.12 and 11.1 and the [*****], PARI shall not, directly or indirectly, (w) develop (including, without limitation, perform any aerosol characterization services), conduct any clinical trials (including, without limitation, provide clinical trials supply), manufacture, supply, register, market, co-market, distribute, sell, license and/or otherwise commercialize a device having a delivered dose specification as set forth in Appendix D, the Device, eFlow and/or the Present Device, and/or (x) exploit the Device Related IP and/or (y) grant any rights with respect to any of the foregoing and/or under any of the PARI Patents and/or the Joint Patents for purposes of developing and/or designing and/or manufacturing and/or marketing and/or distributing and/or selling and/or registering and/or using and/or otherwise commercializing the Device, the eFlow, the Present Device and/or any other device having a delivered dose specification as set forth in Appendix D and/or (z) grant any rights and/or provide any other services to any third party with respect to the Device, the eFlow, the Present Device and/or any other device having a delivered dose specification as set forth in Appendix D, in each such case for use and/or utilization with Alpha 1 Antitrypsin containing drugs from any source (plasma derived, recombinant, transgenic, synthetic or other) in the Field. PARI's foregoing undertaking shall survive the termination of this Agreement for an additional period of [*****] following such termination in the event PARI materially breaches this Agreement in accordance with Section 21.2; otherwise, if the Royalties Period ends or this Agreement otherwise terminates, PARI’s obligations under this Section 3.2 shall cease to exist.

3.3.	Kamada may, at its sole discretion, sublicense its rights under Section 3.1, in whole or in part, to third party sub-licensee(s), subject to the following terms and conditions:

3.3.1.	Kamada shall notify PARI of its wish to grant any sub-license and provide PARI with a summary of the key terms thereof, including but not limited to the sublicensee’s name, sublicense grant and royalties due.

3.3.2.	No such sub-license shall be granted by Kamada unless PARI's prior approval is obtained, such approval not to be unreasonably delayed, withheld or conditioned.

3.3.3.	The grant of any sub-license by Kamada shall not relieve Kamada of any of its obligations hereunder, and the terms and conditions of any such sub-license shall be consistent with and no less stringent than those binding Kamada under this Agreement. If a sublicensee breaches the sublicense agreement, Kamada shall take all steps, at its own expense, to enforce the terms of such sublicense against the sublicensee, including termination, and pursuit of any fees or other consideration payable to Kamada pursuant to such sublicense. Kamada shall remain fully responsible for performance of this Agreement notwithstanding any sublicenses granted by Kamada.

3.3.4.	Notwithstanding anything to the contrary contained in this Agreement, Kamada shall not grant such sublicense to a PARI Competitor without PARI’s consent. For such purposes a “PARI Competitor” shall mean an entity identified in Appendix 'F' attached hereto and incorporated by reference herein.

3.4.	Subject to the License granted to Kamada pursuant to Section 3.1 above and PARI's undertaking in Section 3.2, nothing herein shall limit any of the parties in any way in the development, registration, marketing, distribution or sale of, and/or in granting any rights with respect to, its own products and/or manufacturing processes and/or intellectual property and/or technology and/or know-how. For the avoidance of doubt, except to the extent prohibited by Section 3.2, nothing contained in this Agreement shall limit PARI from performing aerosol characterization services, developing (including providing clinical trial supplies), manufacturing, selling, co-marketing, licensing or otherwise commercializing medical devices (including existing devices) other than (x) the Device, (y) the Present Device, or (z) eFlow or any other device each having a delivered dose specification as set forth in Appendix D; provided that PARI shall not be entitled to use any data generated for Kamada under this Agreement unless such data is used in accordance with Section 15.3 of this Agreement.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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3.5.	PARI hereby grants to Kamada an exclusive sublicense under [*****] IP Rights to exploit the Device in the Field in the Territory; provided that Kamada shall not make or have made the Device or any portion thereof. In the event Kamada transfers or sublicenses the License granted in Section 3.1 to a third party, PARI shall upon Kamada’s request directly grant a sublicense of PARI’s rights under [*****] IP Rights to the transferee or sublicensee for no additional consideration other than that already due to PARI under this Agreement. Such transfer or sublicense shall be subject to the terms and conditions of this Agreement.

4.	The Joint Project and Budget

4.1.	PARI and Kamada shall jointly conduct the preclinical development and the Phase I Clinical Trials (the "Project"). Kamada shall be responsible for the performance of Phase I Clinical Trials, including but not limited to contracting with CRO and/or sites in which the Phase I Clinical Trials shall be held and other sub-contractors. PARI shall be responsible for the development and implementation of such adjustments to the Present Device, as provided in Section 6.1, and for aerosol characterization studies involving the use of the Device as may be required by any Competent Regulatory Authority for the registration of any Product for the First Two Indications.

Should Kamada wish to conduct Phase II/III clinical trials of the Drug Product and/or to register the Drug Product for any additional indication beyond the First Two Indications, it shall notify PARI in writing of such intention (which notice shall include, to the extent possible, an assessment of the potential market, the economic rational behind such intention and initial outlines of the related clinical strategy), and PARI shall have the [*****] respect to each prospective collaboration between the parties in such additional clinical trials and/or registration and/or the marketing, distribution and sale of the Drug Product for each such additional indication. PARI may exercise such [*****] by giving Kamada a written notice within [*****] days from its receipt of Kamada's notice, and the parties shall [*****] the terms and conditions of such prospective collaboration, including, inter alia, [*****]. It is agreed that, subject to the next sentence, the [*****] be paid to PARI under any such prospective collaboration [*****] with and consistent with the [*****] set forth in Section [*****] of this Agreement provided that PARI undertakes to implement, at its own cost, any necessary Improvements to the Device and supplies to Kamada, at no additional cost, the Devices for clinical trials related to the development of such additional indication. Notwithstanding the foregoing sentence, the parties agree that in no event shall the incremental contribution of the sales of the Drug Product for such additional indication(s) to the [*****] out of the Net Sales of the Drug Product for such additional indication(s), provided, however, that if Kamada, at its sole discretion, decides to use PARI's second generation eFlow as the Device for such additional indication(s), the foregoing [*****] rate shall be [*****]. For the purpose of this section 4.1, a device shall be considered a "second generation eFlow" if it is substantially different (e.g. new overall design, closed ampoule system) from the Device (as may be improved under this Agreement), and is of substantial advantage, comparing to the Device, when used with the Drug Product for the relevant additional indication(s).

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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During the parties’ negotiations with respect to each additional indication, Kamada agrees not to conduct concurrent negotiations with a third party. In the event that (x) PARI does not exercise such [*****] within said [*****] period, or (y) the parties fail to execute a memorandum of understanding within such [*****] of Kamada having received the notice that PARI is exercising its [*****] or (z) the parties fail to execute a definitive agreement regarding such prospective collaboration within [*****] from the date of execution of the memorandum of understanding, Kamada shall be free to develop, register and commercialize the Drug Product for such additional indication, independently or with other partners, and PARI shall not be entitled to any royalties or other payments whatsoever with respect to the sales of the Drug Product for such additional indication; provided, however, that the License set forth in Section 3.1 of this Agreement shall no longer include such additional indication and PARI’s obligations pursuant to Section 3.2, with respect to such additional indication, shall cease. In the event that Kamada finally commercializes the Drug Product for any additional indication, beyond the First Two Indications, Kamada shall make commercially reasonable efforts to distinguish the sale of the Drug Product for such additional indication from the sales of the Drug Product for the First Two Indications. For the avoidance of doubt, the removal of any subsequent indication from the License or non-compete provisions of Section 3.2 shall not affect remaining indications included in the Field.

4.2.	The parties shall agree on the distribution channels through which the Device will be sold to end users, as well as the marketing and messaging communication related to the Device, for use together with the Drug Product (post registration); provided, however, that PARI shall have the final decision-making authority with respect to distribution of the Device, which authority shall not be unreasonably exercised in a manner that might conflict with the purposes of this Agreement. The foregoing shall be agreed on a country by country basis, considering, inter alia, marketing, logistic and regulatory considerations.

4.3.	In the event that the Drug Product and/or Device is commercially distributed/sold to end users by Kamada and/or its distributor(s) and/or sub-licensees (including, without limitation, third parties to whom Kamada shall have granted the right to manufacture the Drug Product, utilizing Kamada's technology), PARI shall supply such quantities of the Device as shall be required by Kamada and/or such distributor(s) and/or sub-licensees at a transfer price that shall be agreed on by Kamada and PARI, taking into consideration, inter alia, prices of competitive devices with a comparable configuration and technical performance, but that in no event shall [*****] at which PARI sells similar devices with a comparable configuration and technical performance, to other distributors and/or wholesalers, worldwide, in transactions of a similar scale and that shall fit, to the extent commercially reasonable, within a reimbursement program to be established in good faith by PARI with the relevant payer sources. Kamada shall provide PARI with any assistance, as shall be reasonably required by PARI, in PARI's efforts to obtain adequate reimbursement for the Device for use with the Drug Product under applicable reimbursement plans.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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4.4.	In the event that the Device is distributed/sold to end users directly by PARI and/or its licensed distributor(s)/wholesalers, the price charged by PARI and/or its distributor(s) from such end users shall at all times [*****] but in no event [*****] with a comparable configuration and technical performance distributed/sold to end users directly by PARI and/or its licensed distributor(s)/wholesalers, and shall fit, to the extent commercially reasonable, within a reimbursement program to be established in good faith by PARI with the relevant payer sources. Kamada shall provide PARI with any assistance, as shall be reasonably required by PARI, in PARI's efforts to obtain adequate reimbursement for the Device for use with the Drug Product under applicable reimbursement plans.

4.5.	Subject to Sections 4.1 through 4.4 and Section 6.3 and as hereinafter set forth, Kamada shall have the sole and exclusive discretion with respect to the registration, marketing, distribution and sales of Drug Products, worldwide, and nothing herein shall be construed to limit such discretion. Without derogating from the foregoing, the parties' senior representatives shall meet on an annual basis to discuss the commercialization strategy for the Drug Products and potential distribution channels, and Kamada shall update PARI on any material development related to the commercialization of the Drug Products.

4.6.	The out-of-pocket expenditures expected to be incurred by the parties in performing their respective responsibilities under the Project are detailed in the Budget (Appendix 'A'). The Project Directors may update the Budget from time to time, by mutual written agreement, up to an aggregate amount [*****] (the "Cap Amount"). Notwithstanding anything to the contrary herein, it is clarified that the Budget shall not include out-of-pocket expenses related to the filing of any patent application and/or the registration and/or maintenance and/or prosecution of any patent, unless such expenses are already included in the Preliminary Expenditures.

4.7.	The Preliminary Expenditures and any and all out-of-pocket expenses incurred by either PARI or Kamada in performing their respective responsibilities under the Project, following the Effective Date and until the Completion of Phase I, if and to the extent that such expenses are detailed in the Budget or mutually agreed to by the Project Directors, shall be [*****] up to a cap of [*****] per each of Kamada and PARI. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that PARI shall bear all costs and responsibility for modifications to the Device under this Agreement and Kamada shall bear all costs and responsibility for modifications to Kamada’s API under this Agreement.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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4.8.	If the aggregate amount of out-of-pocket expenses actually borne by each of Kamada and PARI pursuant to this Section 4 above until the Completion of Phase I is lower than US$ [*****], and should Kamada, at its sole discretion, continue the clinical development of any Product in any territory, and unless otherwise agreed in writing between the parties in the event that the parties continue to collaborate in the clinical development of Products, then the parties' obligation to [*****] the out-of-pocket expenses shall apply to such further clinical development as well, provided that the aggregate amount of out-of-pocket expenses actually borne by both Kamada and PARI combined pursuant to this Agreement does not exceed the Cap Amount.

4.9.	The parties' designated Project Directors are [*****], on behalf of KAMADA, and [*****], on behalf of PARI (the "Project Directors"). Each party may replace its designated Project Director by giving a notice to the other party. The Project Directors shall communicate regularly via e-mail, teleconference and the like in order to keep the parties informed as to the progress of the Project. Any update of the Budget, and any deviation of more than [*****] from any Budget item shall be subject to the written prior approval of both Project Directors, subject to Section 4.6 Any such joint decision and/or approval shall bind the parties.

4.10.	Notwithstanding Section 4.7, neither party shall be reimbursed by the other party for, and such other party shall solely bear, any out-of-pocket expense, which is not itemized in the Budget or which exceeds the corresponding Budget item by more than [*****] unless such expense was approved in writing by the Project Directors pursuant to Section 4.9.

4.11.	The parties acknowledge and agree that if the actual aggregate out-of-pocket expenses incurred by the parties in performing the Project exceed the Cap Amount, Kamada may, at its sole discretion, continue with the Project. In such event, and unless otherwise agreed in writing by the parties, Kamada shall be responsible for the out-of-pocket expenses beyond the Cap Amount. The reimbursement of PARI or any other third party for any such exceeding expenses shall be subject to Kamada's prior written approval of such exceeding expenses.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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4.12.	Should Kamada determine in writing, with respect to any country, that it will not, directly or indirectly (a) seek registration of the Drug Product with the Competent Regulatory Authority in such country; or (b) offer for sale Products to end user patients in such country, then Kamada must promptly notify PARI in writing and upon PARI's request, the parties shall negotiate in good faith and agree in writing on the terms and conditions under which PARI shall purchase the Drug Product from Kamada, and Kamada shall supply the Drug Product to PARI, for distribution in such country. Such supply and distribution agreement, if executed, shall include, inter alia, the grant to PARI of a sublicensable (subject to the terms and conditions of Section 3.3, mutatis mutandis), limited in time, right and license to seek approval from and/or registration with the Competent Regulatory Authorities, import, use, sell, have sold, offer for sale, market and/or promote the Drug Product for use with the Device, in such country, and other provisions as customary in the pharmaceutical industry in agreements of that kind. Such supply and distribution agreement shall be automatically renewed for additional periods as shall be agreed on by the parties unless Kamada notifies PARI in advance of its wish to take upon itself the distribution of the Drug Product in such country (either directly or through a third party distributor or sub-licensee); and upon such notification to PARI, the parties agree to negotiate in good faith, on a case-by-case basis, Kamada’s appropriate compensation to PARI in consideration for PARI’s market development up to the time Kamada assumes distribution in the relevant country. PARI’s efforts consistent with the terms and conditions of such supply and distribution agreement shall not be deemed a violation of Section 3.2 or any other provision of this Agreement. In the event PARI avails itself of the rights set forth in this Section 4.12 with respect to any country, Kamada shall, at its own expense, provide PARI with any and all information, data and documentation, including without limitation reference to any Drug Product registration file, in English, as shall be required by any such Competent Regulatory Authority for the registration of any Product in such country, and PARI shall be entitled to incorporate any such information, data and/or documentation in the registration file of any Product for the exclusive purpose of filing and registering such Product with the Competent Regulatory Authority in such country. PARI shall be the exclusive title holder of the marketing license of any such Product in any such country as contemplated by this Section 4.12, which rights shall not be assigned or transferred by PARI to any third party without Kamada's prior written consent (except in cases where such assignment or transfer is to an Affiliate of PARI, in which cases no prior written consent shall be required), and shall automatically revert to Kamada upon the termination or expiration of such supply and distribution agreement. It is clarified that Kamada shall not pay to PARI any Royalties or other payments with respect to the sales of any Products in any such country.

4.13.	Notwithstanding anything to the contrary contained in this Agreement, Kamada shall pay (i) all costs and expenses associated with any [*****] performed in connection with this Agreement, and (ii) any and all [*****] in connection with this Agreement to the extent that the relevant consultation services pertain solely to the Drug Product.

5.	Reimbursable Expenditure - Terms of Payment

5.1.	By the [*****] day of each calendar month, each party (in this Section 5, the "Invoicing Party") shall invoice the other party (in this Section 5, the "Paying Party") for [*****] of the out-of-pocket expenses incurred by the Invoicing Party during the preceding calendar month, and for which such party is entitled to reimbursement from the Paying Party pursuant to Section 4 (in this Section 5, the "Reimbursable Expenditures"). Each such monthly invoice shall be accompanied by a monthly report certified by the Invoicing Party's Chief Financial Officer, detailing the relevant Reimbursable Expenditures, and appropriate documentation of such Reimbursable Expenditures.

5.2.	Payments of the invoiced amounts (of Reimbursable Expenditures) shall be made by the Paying Party within [*****] upon receipt of the monthly invoice, by way of wire transfer to such bank account that shall be designated from time to time by the Invoicing Party.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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5.3.	Any payments or portions thereof due under this Section 5, which are not paid when due, shall bear interest equal to the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional [*****] calculated on the number of days such payment is delinquent. This Section 5.3 shall not limit any other remedies available under this Agreement or applicable law.

5.4.	All payments of Reimbursable Expenditures hereunder shall be made in either U.S. Dollars or Euros, free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imports, duties, charges, or other deductions or withholdings levied in any jurisdiction from or through which payment is made or where the Paying Party is located, unless such deduction or withholding is required by applicable law, in which event the gross payment due to the Invoicing Party shall be increased so that the net amount received by the Invoicing Party after the required reduction shall be equal to the invoice amount with the addition of any accumulated interest, if due.

5.5.	Kamada shall apply to the Israeli tax authority (the "ITA") for pre-ruling that will allow Kamada to credit input VAT applying to its Reimbursable Expenditures against any VAT collected by Kamada, and/or will exempt any and all payments, paid by PARI to Kamada as reimbursement for Kamada's Reimbursable Expenditures, from VAT. PARI shall fully cooperate with Kamada and provide Kamada with any assistance and/or information and/or documentation, as shall be reasonably required in order to obtain such pre-ruling. If the foregoing request for pre-ruling is conditioned or rejected by the ITA, in whole or in part, Kamada shall so inform PARI in writing, and the parties shall work together, basing on their tax consultants' advise, to fulfill the conditions stipulated by the ITA or to find another legitimate way that will bring to the same results (i.e. – enabling Kamada to credit input VAT on its Reimbursable Expenditures and/or exempting any reimbursements paid by PARI to Kamada from VAT).

5.6. All payments hereunder made in any currency other than United States Dollars or Euros shall be converted to US Dollars or Euros using an exchange rate equal to the exchange rate for the purchase of United States Dollars or Euros, as reported by the European Central Bank on the date of the respective invoice.

6.	The Device and its Supply

6.1.	PARI, at its own cost, will develop and implement such adjustments and Improvements (including, without limitation the eKey system) to the Present Device pursuant to this Agreement (including without limitation the development work and the Improvements that are explicitly described in Appendix ‘D’ in order to meet the target performance characteristics and specifications set forth in Appendix ‘D’), including without limitation the target specifications of the eKey System, and as shall be reasonably required for the clinical development (phases II & III), registration with Competent Regulatory Authorities and/or marketing of any Product by Kamada and/or any of its distributors and/or permitted sublicensees in any country in the Territory for the First Two Indications. It is clarified that PARI shall not be required to implement any such adjustments and Improvements prior to the Phase I Clinical Trials (i.e. the Present Device shall be used in the Phase I Clinical Trials as is, in compliance with the performance characteristics ascribed to it in Appendix ‘D’).

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The values/ranges of the performance characteristics ascribed to the Present Device in Appendix 'D' are final and binding on the parties. The target values/ranges of MMD and GSD ascribed to the Device in Appendix 'D' are final and binding on the parties; the other target performance characteristics ascribed to the Device in Appendix 'D' (i.e. delivered dose and output rate) are of a non-binding nature. Nevertheless, PARI undertakes to use commercially reasonable efforts to ensure that the Device developed under this Agreement will comply with such non-binding target performance characteristics as well. Without derogating from PARI's foregoing undertaking, it is agreed that in any event shall the actual values/ranges of the Device's performance characteristics be at least equivalent (if not better) to the respective values/ranges of the Present Device (as set forth in Appendix 'D'). Upon their update in accordance with Section 1.40, the Specifications will become completely binding on the parties, including without limitation the values of all performance characteristics.

Following the update of the Specifications by the parties pursuant to Section 1.40, PARI shall conduct, at its own cost, breath simulation tests of the Device with the Drug Product to (i) ensure the Device's compliance with the Specifications; and (ii) characterize the performance of the Device to the satisfaction of the Competent Regulatory Authorities. Such tests shall be conducted in compliance with the Competent Regulatory Authorities' standards and requirements as shall be in effect from time to time. Any documentation with respect to the updated Specifications, including, without limitation, the performance characteristics of the Device required by any Competent Regulatory Authority, including, without limitation, any agreed upon design modifications, shall be completed by PARI no later than the Phase II Target Date, so that Kamada can include the description of the Device that meets the updated Specifications in the application for approval of the Phase II/III clinical trial of the Drug Product with the Device (the IMPD) for the First Two Indications. Kamada shall supply to PARI such quantities of the Drug Product and perform analyses as may be required for the foregoing tests.

PARI shall provide Kamada, at PARI's own cost and expense, with Devices (including, without limitation, the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties), replacement parts and regulatory, R&D and other technical support, as shall reasonably be requested by Kamada and/or any permitted sublicensee thereof for the successful completion of the clinical trials (Phase I, II and III) and registration (including any renewals of registration) of any such Product with any Competent Regulatory Authority, including without limitation, training of Kamada's or Kamada's permitted sublicensee’s sub-contractor's designated personnel in using the Device during the Products' clinical trials (phases I, II and III), which training shall be reasonable and coordinated in advance with PARI. PARI shall provide Kamada with first free samples of the Device complying with the updated Specifications no later than [*****].

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Without derogating from the above, PARI hereby undertakes to continue the development of an option for cleaning or cleaning method for use with the Device that may or may not consist of or include a cleaning device, which cleaning method shall meet the regulatory requirements of the Competent Regulatory Authorities (the "Cleaning Method"). The Cleaning Method shall effectively clean [*****].The parties agree to work together in determining the final performance specifications for such Cleaning Method and thereafter PARI shall use commercially reasonable efforts to complete the development of a Cleaning Method prior to the Phase II/III clinical trials for the first of the First Two Indications. In the event such Cleaning Method is not completed by such Phase II/III clinical trials, then PARI shall provide a commercially reasonable alternative for use with the Device that otherwise meets all requirements established by parties hereunder (including, without limitation, meeting the requirements of the Competent Regulatory Authorities as shall be in effect from time to time).

6.2.	During the Royalties Period, PARI shall continue providing Kamada and/or Kamada's permitted sublicensees, at PARI's own cost and expense, with regulatory and technical support beyond clinical trials and registration, as may be reasonably requested by Kamada with respect to the marketing, distribution and sales of Products, worldwide. Such support shall include, inter alia, training of the designated personnel of Kamada and/or Kamada's distributors and/or sub-licensees, as the case may be, as shall be reasonably necessary to qualify such personnel to provide Device related maintenance and support services to end user patients.

6.3.	Kamada may, at its sole discretion, but shall not be obliged to, register any Product with any Competent Regulatory Authority, worldwide; provided that Kamada shall be obligated to use reasonable efforts to register a Product with a Competent Regulatory Authority in at least a Major EU Country and the United States of America. Without derogating from Section 6.1, PARI shall provide Kamada, at PARI's own cost and expense, with any and all information, data and documentation, including without limitation reference to the Device registration file, in English, or make such registration file to the Competent Regulatory Authority, as shall be required by any such Competent Regulatory Authority for the registration of any Product for the First Two Indications, and Kamada shall be entitled to incorporate any such information, data and/or documentation in the registration file of any Product. Kamada shall exclusively own any and all title and right in and to any registration file of any Product, excluding any registration file pertaining solely to the Device.

6.4.	The parties shall enter into a definitive supply agreement providing for the supply of Devices (including, without limitation, the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties) and replacement parts, improved and adjusted for use with the Drug Product in accordance with Section 6.1, from PARI or its contract manufacturer to Kamada and/or any of its distributors and/or permitted sublicensees (the "Supply Agreement"), and shall use commercially reasonable efforts to execute such Supply Agreement as soon as reasonably practicable, but no later than [*****], which deadline may be postponed by mutual written consent of the parties. The parties shall negotiate with one another in good faith with respect to the Supply Agreement, which shall incorporate the terms set forth on Appendix 'G' hereto and other customary terms for a supply relationship of this nature.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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6.5.	Subject to termination of this Agreement and until such termination, the cost of the Devices for use in clinical trials and regulatory efforts and the support services provided by PARI to Kamada and/or Kamada's permitted sublicensees as mentioned in this Section 6 shall be exclusively incurred by PARI in addition to its share in funding the out-of-pocket expenses related to the Project pursuant to Section 4 above, and the cost of the Drug Product/Kamada’s API for use in clinical trials shall be exclusively incurred by Kamada in addition to its share in funding the out-of-pocket expenses related to the Project.

6.6.	The cumulative quantity of the Device (including, without limitation, the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties) required for the clinical trials of Products for the First Two Indications, combined, is estimated by the parties to be [*****] (of both the Device and the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties) + replacement parts as necessary. Kamada, on its part, undertakes to supply, at its expense, such quantity of its Drug Product, as shall be required for the same purpose. The foregoing is a non-binding estimation and the parties may, from time to time, discuss and mutually agree on extending the quantity of clinical trial supplies, if needed, to such quantities and timelines as actually required according to the clinical trial plan, including, without limitation, if the clinical trial is extended to additional indications (beyond the First Two Indications) and/or in the event that additional trials are required by any Competent Regulatory Authority.

6.7.	PARI will (1) notify Kamada in writing, reasonable time in advance and, to the extent covered under the same regulatory marketing authorization for the Device (510(k), CE-marking, or similar), of any planned changes and/or Improvements in or to the Device (including, without limitation, the Cleaning Method) that potentially affect (w) the quality requirements established by a Competent Regulatory Authority, or (x) the compliance of the Device with the Specifications (including, without limitation, the performance characteristics of the Device and/or eKey System set forth in Appendix 'D' as shall be updated according to Section 1.40) or (y) the user interface (including the eKey System) or (z) the useful lifetime of the Device or any part thereof as stated in the Device Specifications (as shall be updated according to Section 1.40), and (2) supply to Kamada, at Kamada's request, any and all such improved models of the Device (including, without limitation, the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties), on an exclusive basis, for use with the Drug Product under the License and the other terms and conditions of this Agreement. PARI shall not implement any changes and/or Improvements in or to the Device (including, without limitation, to the Cleaning Method) to be used with the Drug Product, without Kamada's prior written consent, if the improved model of the Device (following such changes and/or Improvements) might not fully comply with the finally agreed upon Specifications, the preliminary target specifications which are set forth in Appendix 'D,' and/or if such approved model might not comply with then existing registration and/or require additional trial.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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6.8.	Throughout the Term hereof and with reasonable advance written notice, PARI and its respective suppliers and sub-contractors shall permit, during normal business hours, an audit inspection of their development, manufacturing and control facilities by personnel of, or designated representatives of, Kamada.

6.9.	PARI hereby undertakes to make commercially reasonable efforts to continue developing the Device and implementing additional Improvements thereto (subject to the terms and conditions set forth in the next paragraph of this Section 6.9), during the Phase II/III clinical trial of the Drug Product and thereafter, as may be necessary from time to time to keep the Device competitive with other devices with comparable configuration and performance charactertistics, provided that the improved Device comprising of such additional agreed on Improvements (an “Upgraded Device”) (x) is still based on the eFlow platform, (y) that the marketing and sale of such Upgraded Device, for use with the Drug Product, is allowed under the then existing regulatory approvals of the Device in the United States of America and/or a Major EU Country, or, (z) includes performance specifications consistent with the Device used in the clinical trials conducted under this Agreement (Phases II/III) that are acceptable to the relevant Competent Regulatory Authority. Subject to the provisions of the next paragraph, PARI shall perform such additional development work at its own cost and expense in compliance with a time table as shall be agreed upon in writing by the parties. In the event that PARI develops such Upgraded Device and Kamada accepts the Improvements in accordance with the procedures set forth in the next paragraph, the definition of the Device set forth in Section 1.8 shall be automatically extended to include the Upgraded Device and all the provisions of the Agreement applying to the Device shall apply, mutatis mutandis, to the Upgraded Device as well.

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Notwithstanding anything to the contrary in this Agreement, if PARI develops an Improvement to the Device, PARI shall immediately notify Kamada in writing of such Improvement and offer Kamada an opportunity to review such Improvement, providing it with all documentation and information related thereto, for a period [*****] days following such notice, in order for Kamada to determine whether it wishes to license such Improvement. If Kamada determines (by giving written notice to PARI) within such [*****] day period that it desires to license such Improvement and include such Improvement in the Device, the parties shall negotiate in good faith and agree on the terms and conditions under which such Improvement shall be included in the Device and become subject, together with all related know-how and intellectual property, to the terms and conditions applying to the Device and/or the Device Related IP hereunder. If Kamada does not give written notice to PARI within the [*****] day period of its desire to license such Improvement, Kamada shall be deemed to have rejected the Improvement and PARI shall have no obligation to include the Improvement in the Device. Notwithstanding anything to the contrary in this Agreement, if PARI develops an Improvement and desires to obtain patent protection for such Improvement, PARI shall be free to obtain such protection and may take all steps necessary, appropriate or advisable thereto, provided that Kamada's rights under this Agreement shall not be restricted or limited in any way. It is clarified that this paragraph shall not apply to any Improvements developed and/or implemented at any time by PARI pursuant to Section 6.1, which Improvements shall be deemed as part of the Device for the purpose of this Agreement, and therefore will not require Kamada to obtain any new license beyond the License. It is further clarified that neither the Royalties Period nor the Royalties rate shall be affected by the filing of any patent application and/or the issuance of any patent in connection with such Improvements pursuant to Section 6.1.

7.	The Drug Product and its Supply

7.1.	Kamada at its own expense will implement such adjustments to the volume and/or packaging of its Drug Product as may be required for clinical, regulatory and/or marketing reasons until the successful registration of any Product that Kamada, at its sole discretion, shall choose to register with any Competent Regulatory Authority for the Firsts Two Indications. It is clarified that Kamada shall not be required to implement any such adjustments during the Phase I Clinical Trials (i.e. Kamada's API shall be used in the Phase I Clinical Trials as is).

7.2.	It is clarified that the cost of Drug Product for use in clinical trials held pursuant to this Agreement for the purpose of registering any Product with any Competent Regulatory Authority for the First Two Indications shall be exclusively borne by Kamada and/or any permitted sublicensee thereof in addition to Kamada's share in funding the out-of-pocket expenses related to the pre-clinical and clinical development of Products contemplated herein pursuant to Section 4 above.

8.	Diligence Obligations

8.1.	Kamada shall, or shall direct any permitted Affiliate or any sublicensee of Kamada to, use commercially reasonable efforts to pursue the development, registration, marketing, distribution and sale of the Drug Product (i) for Alpha-1 Antitrypsin deficiency replacement therapy, in the event Kamada selects the same as the first indication included in the First Two Indications, or (ii) for exacerbations during Alpha-1 deficiency and for Alpha-1 Antitrypsin deficiency replacement therapy, in the event Kamada selects exacerbations during Alpha-1 deficiency as the first indication included in the First Two Indications, all for use with the Device in any country in which Kamada decides to register, market and sell any Product. Notwithstanding option (ii) above, if following the registration of the Drug Product for exacerbations during Alpha-1 deficiency as the first indication, there is an extensive off-label use (as defined in the next sentence) of the Drug Product with the Device, Kamada shall not be obliged to pursue the development, registration, marketing, distribution and sale of the Drug Product for a second indication. The parties agree that if the annual Net Sales of the Drug Product (both for exacerbations and off-label use combined) exceed [*****], commencing on the third year following registration for exacerbations in the United States or any Major EU Country, this shall be deemed an “extensive off-label use” for purposes of the prior sentence.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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8.2.	PARI to use commercially reasonable efforts to develop, register, distribute and sell the Device, including without limitation pursuant to Section 6 of this Agreement, for use with the Drug Product in any such country for the First Two Indications.

8.3.	In this Section 8, the term “commercially reasonable efforts” shall mean that level of effort as is customary in the specialty pharmaceutical industry (with respect to Kamada) and the medical device industry (with respect to PARI) for carrying out in a sustained manner a particular task or obligation to develop and commercialize pharmaceutical products or medical devices, as the case may be, and, in any event, not less than the same efforts expended by Kamada or PARI, as the case may be, to develop and commercialize other high priority pharmaceutical products or devices, as the case may be.

9.	Contacts with Opinion Leaders

PARI and Kamada will cooperate to establish contacts with opinion leaders specializing in Alpha-1 Anti-Trypsin Deficiency and Cystic Fibrosis and in other diseases that, according to the opinion of leading clinicians and supported by clinical evidence, may be effectively treated with inhaled Drug Product.

10.	Publications; Press Releases

Except as required by law or court order, all publicity, press releases and other announcements or disclosures, including, without limitation, any publications and/or presentations in any scientific journal, professional conference and commercial fairs, relating to the existence and terms of this Agreement or the transactions contemplated hereby, including, without limitation, any data collected during the pre-clinical and Phase I clinical trials conducted in the course of the Project and the results of such trials, shall be reviewed in advance by, and shall be subject to the written approval of, both parties; provided that such publicity, press releases and other announcements shall not disclose any confidential information of the other party hereunder and shall give appropriate attribution to the other party’s role(s) in the project contemplated herein. Without derogating from the foregoing, each party shall provide the other party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure. Either party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other party, as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NYSE, or any other stock exchange or NASDAQ), in which case the party seeking to disclose the information shall give the other party reasonable advance notice and review of any such disclosure and shall seek confidential treatment of such information to the extent possible under applicable law.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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11.	Royalties

11.1.	As a total consideration for the License and for the fulfillment of PARI's other obligations under this Agreement, Kamada shall pay PARI with respect to each Drug Product, during the Royalties Period (on a country-by-country basis), royalties at a rate of (i) [*****] of Net Sales for the annual Net Sales up to [*****] during any given year during the Royalties Period, and (ii) [*****] of Net Sales with respect to that portion of Net Sales in excess [*****] and up to [*****], and (iii) [*****] of Net Sales with respect to that portion of Net Sales in excess of US $250 Million, during such year (the "Royalties"). In the event that, after [*****] years following the First Commercial Sale of a Product in a given country, the Device is not covered by any of PARI's Essential Patents in such country, the Royalties rate to be paid by Kamada on Net Sales of the Drug Product in such country going forward during the Royalties Period shall in no event be higher than [*****] and if, in addition to the foregoing, Kamada can demonstrate by reasonably sufficient evidence that there is a competitive nebulizer being sold in such country that includes a feature or component covered by PARI’s Essential Patents, Kamada shall pay PARI with respect to each Drug Product, going forward during the Royalties Period, royalties on Net Sales of the Drug Product in such country equal to [*****] of the foregoing rates, provided, however, that as long as a Joint Patent remains valid the royalty rate under (iii) above will only be reduced by [*****] (which means a [*****] royalty rate). In the event that a Product commercialized in a country is only covered under the claim(s) of a Joint Patent, Kamada shall pay PARI with respect to each Drug Product, during the Royalties Period, royalties at a rate of [*****] of Net Sales of the Drug Product in such country. Following the expiration of the Royalties Period, the License shall turn into a non-exclusive, royalty free license, and Kamada may continue to exploit the rights granted to it under the License without paying any royalties or other consideration to PARI in connection therewith; provided, however, that PARI shall no longer be obligated to adhere to the provisions of Section 3.2 hereof.

11.2.	In the event that Kamada desires to sublicense and determines in good faith that it would be economically unfeasible to sublicense given the Royalties rate set forth in Section 11.1, then upon the request of Kamada, the parties agree to negotiate in good faith, on a case-by-case basis: (i) an adjustment of the Royalties rate, and (ii) additional compensation for PARI as a result of such sublicense (which may include a one-time up-front payment to PARI), all in order to permit such a sublicense on commercially feasible terms taking into account the relative contributions of the parties until such time of sublicense. However, no such adjustment would be effective unless mutually agreed upon in writing.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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11.3.	Notwithstanding anything to the contrary herein, it is clarified that neither party hereto shall be entitled to any royalties or other consideration in connection with any income that the other party might generate as a result of contract manufacturing of its own product(s) (the Drug Product by Kamada, or the Device by PARI), granting manufacturing rights related to its own product(s) and/or as a result of transferring and/or licensing technology and/or know-how and/or providing technical support services in relation to such products to such licensees. If either party intentionally entered into such a transaction in order to avoid any payment to the other party hereunder, and any payments received by such party within the framework of such transaction come in lieu of and/or shift revenue from sales of such party's product(s), which would otherwise be subject to payment of royalties or any other payments to the other party hereunder, then the parties acknowledge and agree that this Section 11.3 shall not apply. Notwithstanding anything to the contrary herein, PARI shall not be entitled to any royalties or other consideration with respect to any income generated by Kamada in connection with Kamada's API to be given by intravenous route.

11.4.	PARI will pay to Kamada during the Royalties Period (on a country-by-country basis and provided that Kamada and its sublicensees pay Royalties to PARI in accordance with this Agreement) royalties at a rate of [*****] of PARI's annual Net Sales of the Device (excluding replacement parts) for use with the Drug Product for the amount of such Net Sales in excess of [*****].If the parties agree to collaborate with respect to additional indication(s) beyond the First Two Indications, the Net Sales of the Device for use with the Drug Product for such additional indication(s) shall aggregate to the Net Sales of the Device for the purpose of this Section 11.4 and Section 12. Following the expiration of the Royalties Period, PARI may continue to exploit its rights in the Device, subject to Section 3.2, without paying any royalties or other consideration to Kamada in connection therewith.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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12.	Royalties – Terms of Payment

12.1.	Kamada shall report to PARI in writing, within [*****] days of the end of each [*****] during the Royalties Period, on its Net Sales of such Drug Products, which are subject to Royalties payment hereunder, during such quarter along with a calculation of the Royalties owed to PARI. Each such report shall be signed by Kamada's Chief Financial Officer or CEO and accompanied by payment of the amount due.

12.2.	Within [*****]of the end of each [*****] during the Royalties Period (provided Kamada and its sublicensees pay Royalties to PARI in accordance with this Agreement) in which PARI’s Net Sales of the Device (excluding replacement parts) for use with the Drug Product exceed [*****], PARI shall report to Kamada in writing such Net Sales of the Device, which are subject to payment hereunder, during such year along with a calculation of the royalties owed to Kamada. Each such report shall be signed by PARI’s Chief Financial Officer or CEO and accompanied by payment of the amount due, if any.

12.3.	All payments to be made to either party pursuant to this Section 12 shall be made in either US Dollars or Euros, according to the original currency of the respective Net Sales to such bank account as either party may direct from time to time during the Term hereof. In the event that the Net Sales amounts are originally received by Kamada or PARI, as the case may be, in a currency other than United States Dollars or Euros, the payment of royalties on such amounts shall be made in Euros, using an exchange rate equal to the exchange rate for the purchase of Euros, as reported by the European Central Bank on the date of receipt of the respective Net Sales amount.

12.4.	Each of Kamada and PARI shall keep and shall cause its Affiliates to keep true and complete records in accordance with generally accepted accounting principles on Net Sales of Drug Products (with respect to Kamada) and on Net Sales of the Device (with respect to PARI), which shall contain sufficient details to enable the determination of the monies due each party hereunder.

12.5.	Upon [*****] prior written notice to the other party hereto and in coordination with such other party, each of Kamada and PARI, through its designated representative, shall have access during normal business hours and at its own expense to all such records set forth above in Section 12.3 during the Royalties Period and within the period of three (3) years thereafter.

Each party’s representative shall report on such records to the extent reasonably necessary to enable the auditing party to assess whether the obligations herein have been fulfilled and/or to determine the amount of monies due such auditing party hereunder. The representative shall be obligated to maintain the confidentiality of such records.

12.6.	All monies due to PARI or Kamada pursuant to Articles 11 and 12 shall be paid free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imports, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made or where the payer is located, unless such deduction or withholding is required by applicable law, in which event the party making payment shall make such deduction or withholding for the account of the other party and provide the other party with all required documentation to allow it to receive credit for the amount deducted or withheld.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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13.	Representations and Warranties by PARI

PARI represents and warrants, to the best of its knowledge as of the Effective Date, and undertakes as follows:

13.1.	That (x) it possesses, and shall continue to posses, during the Term of this Agreement and as long as it is obligated to supply the Device (including, without limitation, the Cleaning Method and any other accessory based on the Cleaning Method, all upon mutual agreement of the parties) to Kamada and/or Kamada's Affiliates and/or sublicensees under the Supply Agreement, the exclusive rights to develop, manufacture, promote, market, distribute, sell and use the Device in the Field using all Device Related IP, worldwide, including the right to sub-license, which rights are free and clear of any liens, charges, encumbrances or other security interests of any third party, subject only to the [*****], and (y) as of the Effective Date, the Device Related IP and PARI’s manufacturing process are all the intellectual property rights necessary for the activities contemplated under this Agreement.

13.2.	That it is free to enter into this Agreement and to carry out all of its undertakings hereunder, including, without limitation, its undertaking to grant to Kamada the License and to supply the Device and its replacement parts to Kamada and/or Kamada's Affiliates and/or sublicensees pursuant to Section 6. Without derogating from the foregoing, PARI hereby represents that it has no other conflicting obligation to any third party, including but not limited to [*****], which might limit or restrict its ability to perform its undertakings hereunder.

13.3.	That the intellectual property licensed by PARI to [*****] is limited to use with [*****] inhalation system, which system does not include the mixing chamber and the valve system associated with the Device, and which license: (i) only allows use of a very specific configuration of the nebulizer handset (incorporating [*****] licensed from [*****] in connection with the [*****]; (ii) may be commercialized by either [*****] or any third party authorized by [*****] in accordance with its agreement with PARI, and (iii) does not allow the use of the nebulizer handset without a [*****], (collectively, the [*****]).

13.4.	That the data contained in the registration dossiers of the Device provided to Kamada hereunder, and all other information and data provided to Kamada under this Agreement and/or in connection thereto is, and shall be at all times, true and accurate.

13.5.	That it holds valid CE Certification and FDA Certification, regarding the importation, marketing, sale and use of the Present Device into and in EC countries and with respect to configuration 40, only, in the USA, and to the best of its knowledge there is no existing threat on the validity of such certifications. PARI hereby undertakes to make commercially reasonable efforts to maintain the aforementioned certificates valid, and to obtain and maintain such certifications to the Device (if it is not covered under the Present Device's existing certifications), during the Term and as long as PARI is obliged to supply Kamada and/or any of Kamada's Affiliates and/or sublicensees with the Device, and to notify Kamada in writing of any change in the terms and conditions of such certifications or the cancellation thereof.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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13.6.	That the Device will be manufactured, and undertake that the Device shall continue to be manufactured, by PARI in accordance with all applicable International Quality Assurance standards and good manufacturing practices ("GMP").

13.7.	That the Device supplied to Kamada and/or any Affiliate and/or sublicense thereof under this Agreement for clinical trial testing and related regulatory efforts shall be of merchantable quality, shall conform to the specifications set forth in Appendix 'D', shall be fit for its intended use(s) in accordance with this Agreement, shall be free from defects in workmanship and, and as such will be supplied with a [*****] guarantee on the control unit for normal usage.

13.8.	That it is, and shall be, during the Term and the term of the Supply Agreement, capable of manufacturing the Device and replacement parts in such quantities as shall be necessary for the fulfillment of its obligations hereunder.

13.9.	That, subject to Appendix 'H', the Device Related IP, and the manufacturing, sale and supply of the Device and any component thereof under the Supply Agreement, and the promotion, marketing, distribution, sale and use of the Device and/or any accessory (including, without limitation, the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties) and/ or any replacement parts thereof by Kamada and/or any of Kamada's Affiliates and/or sublicensees under this Agreement are free from any claims of patent infringement and/or unlawful use of proprietary information of any third party.

14.	Representations and Warranties by Kamada

Kamada represents and warrants, to the best of its knowledge as of the Effective Date, as follows:

14.1.	Kamada warrants that it possesses the exclusive right to develop, manufacture, promote, market, distribute, sell and use the Drug Product, worldwide, including the right to sub-license, which right is, free and clear of any liens, charges, encumbrances or other security interests of any third party.

14.2.	That it exclusively owns Kamada's Patents and orphan drug designation listed in Appendix 'E' hereto, and that as of the Effective Date, Kamada’s Patents, Kamada's API and its manufacturing process are all the intellectual property rights necessary for the activities contemplated under this Agreement (including Section 4.12) and are free of claims of patent infringement and unlawful use of proprietary information. Notwithstanding the foregoing, the parties acknowledge and agree that Kamada retains the right to further in-license such intellectual property rights that it deems necessary or useful for the Products, provided that any such further in-licenses allow for PARI to exercise its rights under Section 4.12 without additional payment or consideration by PARI. In the event PARI is required to negotiate and obtain an in-license consistent with the foregoing, Kamada shall reimburse PARI for all reasonable costs and expenses related to PARI securing the in-license.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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14.3.	That it is free to enter into this Agreement and to carry out all of its undertakings hereunder.

15.	IP Rights

15.1.	Subject to the License granted to Kamada hereunder, PARI will retain any and all title and right in and to the Device, the Present Device on which the Device is based, eFlow, the Device Related IP and related technology, trade secrets, Know-How and Improvements to any of the foregoing, existing as of the Effective Date and/or developed by either party or their Affiliates during the Term of this Agreement, and to any such rights conceived and/or developed by PARI and/or its Affiliates with respect to the foregoing and/or the manufacturing process of the Present Device, the Device and/or eFlow.

15.2.	Subject to any license granted to PARI under Section 4.12, Kamada will retain any and all title and right in and to the Drug Product, Kamada’s API on which the Drug Product is based, and related technology, trade secrets, Know-How and Improvements to any of the foregoing, existing as of the Effective Date and/or developed by either party or their Affiliates during the Term of this Agreement, and to any such rights conceived and/or developed by Kamada and/or its Affiliates with respect to the foregoing and/or the manufacturing process of Kamada's API and/or the Drug Product.

15.3.	Kamada shall solely own the data collected during the pre-clinical and Phase I clinical trials conducted in the course of the Project related solely to the Drug Product and the results of such trials, including without limitation any know-how and intellectual property conceived in the course of such trials relating to the Drug Product, and shall be exclusively entitled to incorporate such data and results in its drug master file and to disclose them to any regulatory authority, worldwide, without paying any additional consideration to PARI beyond the Royalties. Likewise, and subject only to Kamada's rights under the License, PARI shall be exclusively entitled to use the data collected during the pre-clinical and Phase I clinical trials conducted in the course of the Project related solely to the Present Device, the Device and eFlow, and the results of such trials, including without limitation any know-how and intellectual property conceived in the course of such trials relating to the Device (the "Device Data"), to incorporate such data and results in regulatory or intellectual property filings and to disclose them to any regulatory authority, worldwide, without paying any additional consideration to Kamada.

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Notwithstanding the foregoing, and without derogating from PARI's undertaking pursuant to Section 3.2, PARI shall not, directly or indirectly, use, or license others to use, the Device Data or any portion thereof, in connection with the development and/or registration and/or marketing and/or distribution and/or sale of any device and/or component intended for use with, any Alpha 1 Antitrypsin containing product during the Term of this Agreement in the Field without Kamada’s consent. PARI's foregoing undertaking shall survive the termination of this Agreement, except if this Agreement is terminated by PARI pursuant to Section 21.4 or 21.5, for additional period of [*****] years following such termination.

15.4.	The parties, at their election, may designate together any intellectual property, including inventions, whether or not patentable, or Know-How, conceived and/or developed during the course of the Project as jointly owned by the parties consistent with 35 USC §262. Except as set forth below with respect to the Joint Patents, PARI and Kamada agree to enter into good faith negotiations to reach an agreement governing any further jointly owned intellectual property.

15.5.	With respect to the Joint Patents, both PARI and Kamada agree as follows:

15.5.1.	The Joint Patents are and shall be jointly owned by PARI and Kamada. Neither PARI or Kamada shall, directly or indirectly, use, or license others to use, the technology disclosed in the Joint Patents outside of this Agreement while the Agreement is in force. Upon expiration or termination of the Agreement, both PARI and Kamada are free to exercise their rights under the Joint Patents consistent with 35 USC §262. Notwithstanding the foregoing, if this Agreement is terminated by either party in accordance with Section 21.2, then the other party shall continue to be bound by this undertaking for additional period of [*****] years following such termination.

15.5.2.	PARI and Kamada shall jointly control the filing and prosecution of the Joint Patents in any country, and PARI and Kamada shall [*****] the costs and expenses associated therewith. Kamada shall in its sole discretion control the maintenance of such Joint Patents, and shall pay all costs and expenses associated with such maintenance. Each party shall receive copies of all correspondence related to the prosecution of the Joint Patents in a timely manner to allow that party to provide comment. No communications shall be submitted to any patent office in any country regarding the prosecution of the Joint Patents without the consent of both PARI and Kamada. All strategies for prosecuting the Joint Patents, including, but not limited to, decisions on filing patent applications outside of the US, shall be mutually agreed upon by PARI and Kamada.

15.5.3.	If either party should become aware of any infringement or threatened infringement of the Joint Patents, it shall promptly notify the other party in writing and provide any information available to that party relating to such alleged infringement.

15.5.4.	Kamada shall have the initial right (but not the obligation) to bring and/or control any enforcement action of the Joint Patents. Kamada shall notify PARI of its election of this right within [*****] of becoming aware of any infringement or threatened infringement of the Joint Patents. If Kamada (i) declines in writing to enforce the Joint Patents; or (ii) does not notify PARI within [*****] or [*****] business days before the time limit, if any, set forth in the appropriate laws and regulations related to the filing of any such actions, whichever comes first, then PARI shall have the right (but not the obligation) to bring and/or control any enforcement action with respect to the Joint Patents.

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15.5.5.	The party bringing a suit to enforce the Joint Patents as contemplated in Section 15.5.4 shall have full control of the prosecution of the case, which shall include, but is not limited to, the right to choose counsel, the right to control the strategy of the case and the right to control and enter into any settlements; provided that any settlement of such infringement shall be subject to the approval of both parties, such approval not to be unreasonably withheld, conditioned or delayed. Each party agrees to provide all reasonable assistance that is requested and the requesting party shall pay all reasonable expenses and retain all monetary recoveries related thereto.

15.5.6.	Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, all amounts recovered in an enforcement action of the Joint Patents, after reimbursing each party for its costs and expenses incurred in such enforcement action, shall [*****].

16.	Trademarks

PARI agrees to grant Kamada, its Affiliates and sublicensees a license to the PARI Trademarks for no additional consideration in the Supply Agreement.

17.	Patents – Filing, Maintenance & Prosecution; Patent Infringement

17.1.	Each party shall be solely responsible for the prosecution of its respective Patents (for PARI the PARI Patents, and for Kamada the Kamada's Patents) and shall maintain and prosecute such Patents during the Term in any country in which Products shall be manufactured, marketed, distributed or sold under this Agreement and/or the Supply Agreement. Each party shall bear and pay its own costs and fees incurred in the prosecution, defense or the like of such Patents, and the maintenance thereof and any challenge or opposition relating thereto.

17.2.	In the event of the threat of institution of any suit by a third party against PARI, Kamada or any of their Affiliates and/or sublicensees, including any Indemnitees related to the foregoing, regarding to patent infringement involving the manufacture, use, sale, distribution, marketing or promotion of any Product, the party threatened or sued shall promptly notify the other party in writing. The following terms shall apply:

17.2.1.	In the event such suit is brought for Patent infringement involving the manufacture, use, sale, distribution, marketing or promotion of the Present Device, the Device and/or eFlow, PARI shall have the sole right to control the defense. The cost of the defense and any damages awarded shall be solely borne by PARI.

17.2.2.	In the event the suit is brought for patent infringement involving the manufacture, use, sale, distribution, marketing or promotion of Kamada’s API and/or the Drug Product, Kamada shall have the sole right to control the defense. The cost of the defense and any damages awarded shall be solely borne by Kamada.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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In this Section 17.2 the "right to control the defense" shall include, but not be limited to, the right to choose counsel, the right to control the strategy of the case and the right to control and enter into any settlements; provided, however, that neither party shall have the right to enter into any settlement that would affect the proprietary rights of the other party hereto and/or the rights of the other party under this Agreement without such party’s prior approval; provided further that nothing contained herein shall prevent PARI from exercising its rights under Section 21.5(y) of this Agreement.

17.3.	In the event that either party determines that a third party is making, using, marketing, distributing or selling a product that may infringe any of the PARI Patents, Kamada’s Patents and/or any intellectual property rights related thereto, it shall promptly notify the other party in writing, and the following shall apply:

17.3.1.	PARI, in its sole discretion, may elect to bring suit against any such alleged infringement of eFlow, the Present Device, the Device, the Device Related IP, the PARI Patents and any other proprietary right owned or held by PARI related to the foregoing.

17.3.2.	PARI shall have the sole right to control the prosecution of the case contemplated in Section 17.3.1, which shall include, but is not limited to, the right to choose counsel, the right to control the strategy of the case and the right to control and enter into any settlements; provided, however, that PARI shall not settle any such suit without the prior written approval of Kamada, which approval shall not be unreasonably withheld, conditioned or delayed, in the event any such settlement would affect the proprietary rights of Kamada and/or any rights of Kamada hereunder; provided further that nothing contained herein shall prevent PARI from exercising its rights under Section 21.5(y) of this Agreement. Kamada agrees to provide all reasonable assistance to PARI that is requested by PARI. PARI shall pay all expenses incurred by Kamada in connection with such assistance.

17.3.3.	Kamada, in its sole discretion, may elect to bring suit against any such alleged infringement of Kamada’s API, the Drug Product, Kamada’s Patents and any other proprietary right owned or held by Kamada related to the foregoing.

17.3.4.	Kamada shall have the sole right to control the prosecution of the case contemplated in Section 17.3.3, which shall include, but is not limited to, the right to chose counsel, the-right to control the strategy of the case and the right to control and enter into any settlements; provided, however, that Kamada shall not settle any such suit without the prior written approval of PARI, which approval shall not be unreasonably withheld, conditioned or delayed, in the event any such settlement would affect the proprietary rights of PARI and/or PARI's rights hereunder; provided further that nothing contained herein shall prevent PARI from exercising its rights under Section 21.5(y) of this Agreement. PARI agrees to provide all reasonable assistance to Kamada that is requested by Kamada. Kamada shall pay all expenses incurred by PARI in connection with such assistance.

17.3.5.	Each party shall bear its own costs and retain all monetary recoveries in settling or prosecuting its cases under this Section 17.

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17.3.6.	If [*****] days after receiving a written request from the other party, the party with the initial right to bring suit elects not to bring suit, but in no event later than [*****] days prior to the date prescribed by the relevant patent office or by applicable law for taking of action with respect to the prosecution and/or maintenance of such patent, the other party hereto shall have the right to commence, prosecute and control an infringement action in its own name and at its own expense, provided however, that no settlement affecting the proprietary rights of the other party and/or any of its rights hereunder is allowed without such party’s prior approval, which approval shall not be unreasonably withheld or delayed. Each party agrees to provide all reasonable assistance to the other party that is requested and the requesting party shall pay all expenses and retain all monetary recoveries related thereto.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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18.	Indemnification

18.1.	Either party (the "Indemnifying Party") shall assume responsibility for, and shall defend, indemnify and hold the other party and its Indemnitees harmless against and from any and all losses, claims, suits, proceedings, reasonable expenses (including reasonable attorneys’ fees and expenses at trial and appellate levels), recoveries and damages, arising out of, based on or caused by, any claim of a third party relating to or resulting from any breach by the Indemnifying Party and/or any of its Affiliates and/or sub-licensees of any of its obligations hereunder, except if and to the extent such liabilities result from a breach by the other party of any of its obligations hereunder or from the other party's gross negligence or other wrongdoing of the other party.

18.2.	PARI undertakes to indemnify and hold harmless Kamada and its Indemnitees, from and against any and all losses, claims, suits, proceedings, reasonable expenses (including reasonable attorneys’ fees and expenses at trial and appellate levels), recoveries and damages, arising out of, based on or caused by, any infringement claim of a third party arising or resulting from the Device Related IP and/or the Device and/or the Cleaning Method and/or the promotion, marketing, distribution, sale or use of the foregoing by Kamada and/or any of Kamada's Affiliates and/or sublicensees under this Agreement, including, without limitation, such claims based on, or emanating from, the patent litigation proceedings described in Appendix 'H'.

18.3.	Kamada undertakes to indemnify and hold harmless PARI and its Indemnitees, from and against any and all losses, claims, suits, proceedings, reasonable expenses (including reasonable attorneys’ fees and expenses at trial and appellate levels), recoveries and damages, arising out of, based on or caused by, any infringement claim of a third party arising or resulting from Kamada’s API, Kamada’s Patents and/or the Drug Product and/or the promotion, marketing, distribution, sale or use of the foregoing by PARI and/or any of PARI's Affiliates and/or sublicensees under this Agreement.

18.4.	The other (indemnified) party shall promptly notify the Indemnifying Party in writing of its receipt of notice of any claim or any actual or threatened legal action initiated against any of its Indemnitees as to which this Section 18 applies. The other (indemnified) party shall cooperate with the Indemnifying Party in the defense of such claim or action and the Indemnifying Party shall keep the other party informed of developments in such action.

18.5.	In the case of an action against any of the Indemnitees to which this Section 18 applies, the Indemnifying Party shall consult with the other party with respect to the choice of attorneys for the defense of the action, and furthermore, in addition to the attorneys selected by Indemnifying Party to defend the action, the other (indemnified) party shall also be entitled to engage at its own expense its own attorneys to assist in such defense.

18.6.	Neither party shall settle or compromise any claim or action in a manner that imposes any material restrictions or obligations on the other party without such other party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

18.7.	Notwithstanding anything to the contrary herein, neither party shall be liable to the other party under any circumstances for any special, indirect, incidental or consequential damages, lost profits, business interruption losses, or loss of business relationships, even if advised of the possibility of such damages.

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19.	Insurance

19.1.	Each of PARI and Kamada shall have and maintain during the Term such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the pharmaceutical industry (with respect to Kamada, which shall be sufficient to cover the Drug Product) and the medical device industry (with respect to PARI, which shall be sufficient to cover the eFlow platform) generally for parties similarly situated. Each party shall, upon request of the other party, provide the requesting party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto. PARI shall be (i) named as an additional insured on any such policies maintained hereunder by Kamada, only for any liability related to act or omission of Kamada that is covered under the respective insurance policy, subject to a cross liability clause, and (ii) also added by endorsement on such policies. Kamada shall be (i) named as an additional insured on any such policies maintained hereunder by PARI, only for any liability related to act or omission of PARI that is covered under the respective insurance policy, subject to a cross liability clause, and (ii) also added by endorsement on such policies.

19.2.	Each such policy shall include an express condition pursuant whereto such insurance shall not expire or be cancelled or modified without at least [*****] prior written notice to the other party. Each party shall furnish the other party, upon the other party's request, a certificate (with summary) of such insurance policies.

20.	Relationship between the Parties

20.1.	In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the parties.

20.2.	Except as otherwise provided herein, but without derogating from the generality of the foregoing, neither party shall have any right to assume or create any obligation, contract or commitment, expressed or implied, or make any representation or warranty, whether express or implied, or incur any charges or expenses for, on behalf, or in the name, of the other party unless such act is expressly authorized in writing by such party, and each party shall indemnify and hold harmless the other party against and from any liability arising from any such act by such party.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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21.	Term and Termination

21.1.	This Agreement shall enter into force and effect on the Effective Date and, unless earlier terminated in accordance with the terms and conditions of this Agreement, shall remain in full force and effect until the expiration of the last to expire Royalties Period (the "Term").

21.2.	Either party may terminate this Agreement by written notice to the other party, should the other party:

21.2.1.	be declared bankrupt or insolvent, or request or suffer the appointment of a receiver for its assets, or make a composition with its creditors or take or suffer any similar action in consequence of debt; or

21.2.2.	fail to make any payment due to the other party under this Agreement for a period of [*****] days following notice from the terminating party that such payment is due; or

21.2.3.	otherwise breach any material provision of this Agreement, and fail to cure such breach within [*****] days following its receipt of a corresponding notice from the terminating party.

21.3.	Either party may terminate this Agreement, without raising any claim against the other party, in the event that the other party fails to perform any of its obligations under this Agreement due to circumstances of force majeure, as provided in Section 22.1, which circumstances continue for more than [*****].

21.4.	PARI may terminate this Agreement in the event Kamada assigns or otherwise transfers this Agreement, or Kamada’s assets related thereto, to a third party that does not sign a written undertaking in the form of Appendix ‘I’ attached hereto assuming all of Kamada’s obligations under this Agreement. The parties acknowledge and agree that a sublicense granted by Kamada in compliance with the terms and conditions of Section 3.3 of this Agreement shall not be deemed an assignment or transfer under this Section 21.4.

21.5.	At PARI's request upon the occurrence of any of the following events, the parties shall negotiate in good faith to determine whether or not they wish to proceed with the collaboration under this Agreement. If the parties fail to agree on the continuation of such collaboration within one hundred and eighty (180) days from Kamada receipt of PARI's request, then PARI shall be entitled to (x) make the License non-exclusive, in which case the restrictions set forth in Section 3.2 shall no longer apply to PARI, or (y) terminate this Agreement, and neither party shall raise any claim against the other party with respect to occurrence of any of the following events and/or the termination of this Agreement pursuant to this Section 21:

21.5.1.	The EMEA or other Competent Regulatory Authority, as the case may be, requires extending the scope of the Drug Product's clinical trials in a manner that is expected to cause the actual out-of-pocket expenses related to the Project to exceed the Cap Amount, except if such exceeding expenses are fully incurred by Kamada and/or any third party.

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21.5.2.	Phase II of the clinical trials of any Drug Product for the first of the First Two Indications shall not have commenced by the earlier of (x) June [*****] or (y) [*****] receiving the relevant approval from any Competent Regulatory Authority for the first indication included in the First Two Indications, unless the reason for such delay is beyond Kamada’s reasonable control. Without derogating from the foregoing, it is agreed that any delay resulting from new requirements of a Competent Regulatory Authority and/or failure to recruit subjects to the clinical trial despite of Kamada's best efforts shall be deemed beyond Kamada's control.

21.5.3.	No Drug Product is successfully registered with any Competent Regulatory Authority within [*****] years following the Effective Date, except if such failure to register is due reasons or circumstances under PARI's control.

21.5.4.	First Commercial Sale of any Drug Product shall not have commenced anywhere within [*****] from the first registration of a Drug Product with any Competent Regulatory Authority.

21.5.5.	In the event that Kamada ceases the development of the Drug Product for use with the Device hereunder, including, without limitation, any clinical and/or regulatory development work and any development work by any of its Affiliates and/or sublicensees, for a continuous period exceeding [*****].

21.6.	Kamada may terminate this Agreement, in whole or with respect to any specific country, by giving a [*****] advance written notice to PARI, in the event of:

(i)	a non-appealable final order or judgment that the Device infringes a third party’s rights is issued; or

(ii)	an injunction barring PARI’s use of the Device is issued and remains in place for more than [*****]; or

(iii)	the clinical trial of the Drug Product (Phase I, II or III), is terminated or fails solely as a result of (x) the Device not conforming to the Specifications as set forth in Appendix ‘D’ or (y) PARI’s inability to supply the Device to Kamada for purposes of the clinical trial of the Drug Product that prevents Kamada from being able to timely conduct such clinical trial, and the reasons set forth in subparagraphs (x) and (y) have not been cured by PARI within [*****] of (a) PARI having been notified by Kamada in writing of the termination or failure of the clinical trial and (b) PARI having received reasonable evidence to its reasonable satisfaction that the clinical trial was terminated or failed solely or mainly as a result of the reasons described in subparagraphs (x) or (y) above; or

(iv)	in the event PARI fails registering and maintaining (subject to a [*****] month cure period) the registration of the Device under the EU Medical Device Directive (CE marking) and the FDA 510(k) marketing authorization within [*****] from the final report of Phase III clinical trial of the Drug Product for the first indication included in the First Two Indications.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Without derogating from Kamada's right to terminate this Agreement as stated in options (i) and (ii) above, and notwithstanding anything to the contrary herein, as long as a judicial order or judgment that the Device infringes third party's rights or injunction barring use of the Device is not cancelled or reversed, Kamada shall be exempted from paying any Royalties or other payments to PARI with respect to sales of the Drug Product in such country. PARI will update Kamada in writing, on a [*****] basis and upon Kamada's request, regarding the status of any such judicial process. Once a judicial order or judgment that the Device infringes has been cancelled or reversed by a non-appealable final order or judgment, however, Kamada shall (x) immediately resume payment of all Royalties due to PARI hereunder, and (y) within [*****] of such cancellation or reversal, pay to PARI all back Royalties previously due to PARI that accrued during the period Kamada did not pay Royalties, plus interest equal to the interest rate then quoted by Bank Leumi Le'Israel Ltd. for [*****] deposit of US Dollars or Euros, as the case may be, in accordance to the respective currency in which such Royalties should have been originally paid pursuant to Section 12.3, calculated from the date Kamada stopped paying royalties through the date of payment hereunder.

If the Device becomes or is likely to become the subject of a suit or claim of patent or copyright infringement, PARI at its option and expense shall (x) obtain the right for Kamada to use the Device, or (y) replace or modify the Device so it becomes non-infringing subject to the terms and conditions set forth below. PARI may choose option (y) above, only if: (i) such replacement or modification of the Device by PARI is completed within [*****] of cessation by Kamada of Drug Product commercialization due to such alleged infringement as a result of an injunction barring PARI’s use of the Device or an order or judgment that the Device infringes a third party’s rights; and (ii) the replacement Device performs in accordance with the established Specifications set forth in Appendix D as shall be finalized by the parties during the Term hereof, and (iii) as long as the replacement Device complies with the requirements of any Competent Regulatory Authority (to the extent the infringing Device did); and (iv) the parties reach an agreement, acting in good faith, regarding Kamada's reimbursement, if any, by PARI for any reasonable additional costs and expenses incurred by Kamada as a result of additional or new clinical studies and/or tests required by the Competent Regulatory Authority as a direct result of such replacement or modification of the Device.

21.7.	Termination shall not relieve either party of any obligations (including payment obligations) which have accrued prior to the effective date of such termination. In the case of any breach of the terms of the License, a decision not to terminate does not reduce or eliminate any recourse otherwise available to either party. Except as set forth in Section 21.9 below, upon any termination of this Agreement, all rights under the License shall automatically terminate and revert to PARI.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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21.8.	Those provisions of this Agreement which are intended to survive the termination, expiration or nullification of this Agreement, including, without limitation, the provisions of Sections 3.2, 3.4, 10, 11.1 and 11.4 (both Sections - only with respect to the royalty-free non-exclusive license following the expiration of the Royalties Period), 12 (only with respect to royalties accrued during the Term), 15, 17.2, 17.3, 18, 20, 21.5, 21.6 (only with respect to pay back of Royalties to PARI following cancellation or reversal of judgment that the Device infringes), 21.7, 21.8, 21.9, 23, 24, 25, 26 and 27, shall so survive and shall be enforceable according to the terms set forth herein.

21.9.	If this Agreement is terminated by Kamada pursuant to Section 21.2, Kamada shall retain its rights under the License, provided all Royalties survive and are paid.

22.	Force Majeure

22.1.	Each party shall be relieved of its obligations under this Agreement to the extent that fulfillment of such obligations shall be prevented by strikes, embargoes, riots, fires, floods, war, terror attacks, hurricanes, windstorms, acts or defaults of common carriers, governmental laws, acts or regulations, contamination, shortages of materials or any other occurrence, whether or not similar to the foregoing, that is beyond the reasonable control of the party whose performance is affected thereby.

22.2.	If any party is prevented from fulfilling its obligations under this Agreement by reason of a circumstance covered by this Section 22, such party shall, upon the occurrence of any such circumstance, promptly notify the other party of such circumstance and of the likely duration thereof, use its reasonable commercial efforts to alleviate each circumstance and promptly continue performance hereunder upon the cessation of such circumstance.

23.	Confidentiality

23.1.	Each of the parties shall retain in strict confidence all Confidential Information heretofore or hereafter obtained from the other party pursuant to, or in connection with, this Agreement. Neither party shall disclose any Confidential Information of the other to any person, firm or corporation nor use any such Confidential Information for any purpose not contemplated by this Agreement.

"Confidential Information" means, in this Section 23, any and all information or materials maintained or transferred in oral, written, pictorial, magnetic, graphic or in any other media , which have been previously disclosed or may hereafter be disclosed by one of the parties (in this Section 23, the "Disclosing Party") to the other (in this Section 23, the "Recipient"), relating to the financial, technological and business information, products, services and/or operations of the Disclosing Party, including, but not limited to, business plans, agreements, trade secrets, know-how, patents, formulae, data, source code, object code, product plans, product specifications, technical information, customer lists, and all other information of any kind or nature whatsoever, whether or not contained or incorporated in drawings, photographs, memoranda, operational documents, models, prototypes, designs, quality control and test charts, lists, manuals and methods, whether or not labeled as confidential or proprietary, and including, without limitation, all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing, whether made by the Recipient or otherwise. For the avoidance of doubt, Confidential Information shall be deemed to include information and data exchanged between the parties prior to the Effective Date, including, without limitation, under the Memorandum of Understanding dated as of January 15, 2006, as amended, and other preceding agreements between the parties.

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23.2.	Notwithstanding the foregoing, each of the parties may disclose Confidential Information of the other:

23.2.1.	to its, or its Affiliates', directors, officers, employees, consultants and advisors, to the extent, if any, required for the performance of their duties in connection with this Agreement, provided each such person is individually and personally obligated to comply with confidentiality undertakings no less stringent than the provisions of this Section 23 and that the Recipient shall remain liable to the Disclosing Party for any breaches thereof committed by its Affiliates, or its Affiliates', directors, officers, employees, consultants and advisors;

23.2.2.	to the extent necessary to obtain regulatory approvals of any Competent Regulatory Authority under this Agreement;

23.2.3.	to the extent required by law, regulation or judicial order, provided that prior to disclosure pursuant to this clause the Recipient gives to the Disclosing Party prompt notice of such required disclosure and fully cooperates with the Disclosing Party's efforts to obtain a protective order or other appropriate remedy; and provided further that any such disclosure shall be in writing, shall, to the extent possible, be designated confidential at the time of disclosure, and shall be held by the recipient in accordance with the provisions of this Section 23.

23.3.	The obligations of nondisclosure and nonuse pursuant to this Section 23 shall not apply to any party with respect to any Confidential Information of the other party that such party can establish by written record:

23.3.1.	was known to such party prior to the disclosure thereof by the other party, as can be demonstrated by written records of the Recipient; or

23.3.2.	was in the public domain prior to the disclosure thereof to such party or subsequently entered the public domain by some means other than as a result of a breach of this Agreement by such party; or

23.3.3.	was subsequently disclosed to such party by a third party having a lawful right to make the disclosure.

23.4.	Due to the unique confidential, proprietary and valuable nature of the Confidential Information, the parties acknowledge and agree that in the event that either party fails to comply with its obligations hereunder, monetary damages may be inadequate to compensate the Disclosing Party. Accordingly, the parties agree that the Disclosing Party shall, in addition to any other remedies available to it at law or in equity, be entitled to seek injunctive relief to enforce the terms of this Section 23.

23.5.	The terms and conditions of this Section 23 shall survive the termination or expiration of this Agreement, for any reason whatsoever.

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24.	Sale of Business

In the event Kamada sells or transfers, directly or indirectly, all of its rights in the Drug Product to a third party, excluding Affiliates of Kamada (the “Third Party Purchaser”) during the Term but after the Phase I Clinical Trials (excluding any sublicense to the Drug Product and/or Kamada's IP, subject to Section 3.3 of this Agreement) (a "Sale of Business Transaction"), Kamada shall pay to PARI, either directly or through such Third Party Purchaser (at Kamada’s sole discretion), a lump sum payment equal to [*****] of the total sale price attributed to the Drug Product related business plus [*****] of any future royalties received by Kamada in connection with sales of the Drug Product within the framework of such transaction, within the minimum and maximum total amounts (of both the lump sum payment and royalties, in aggregate), subject to the timing of such transaction, as indicated below in the table. The Third Party Purchaser may deduct any such amounts paid to PARI from future Royalties payments to PARI, whether such payments were made by Kamada or by such Third Party Purchaser.

Should a dispute arise between the parties as to the total sale price and/or the portion of the total sale price that should be attributed to the Drug Product, such dispute shall be resolved by an agreed on third party assessor selected jointly by the parties without delay. The fee and other expenses paid with respect to the work of such assessor shall be equally borne by the parties.

"Sale of Business Transaction" occurs:	Total payments to PARI (lump sum amount + royalties) $US millions

After [*****] and prior to [*****]	Minimum [*****] (not to exceed, at any given time, [*****] of the aggregate amount actually received by Kamada by such time for the Drug Product related business) Maximum [*****]

After [*****] and prior to [*****]	Minimum [*****] (not to exceed, at any given time, [*****] of the aggregate amount actually received by Kamada by such time for the Drug Product related business) Maximum [*****]

After the [*****] and prior to [*****]	Minimum [*****] (not to exceed, at any given time, [*****] of the aggregate amount actually received by Kamada by such time for the Drug Product related business) Maximum [*****]

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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After [*****]	Minimum [****] (not to exceed, at any given time, [*****] of the aggregate amount actually received by Kamada by such time for the Drug Product related business) Maximum [*****]

* If the amount is not paid in full to PARI at the time of the consummation of the transfer between Kamada and the Third Party Purchaser, because of the threshold restrictions set forth above, Kamada shall promptly pay to PARI the difference upon receipt of additional payments from the Third Party Purchaser.

Notwithstanding the foregoing, it is clarified that PARI's entitlement to the foregoing compensation shall be conditioned on: (i) at least one of PARI's Essential Patents is valid in the United States of America, Germany and any of France or Italy; (ii) there is no legal and/or regulatory prevention from marketing and/or selling the Device embodying PARI’s Essential Patents in the United States of America, Germany and any of France or Italy; and (iii) PARI's fulfillment of its obligations under this Agreement (including, without limitation, timely supply of the Device and all related parts and accessories set forth in the Supply Agreement). If any of the foregoing conditions ceases to be fulfilled following such transaction, PARI shall not be entitled to payment out of the royalties incurred from that time onward until the condition is fulfilled again.

Change of control in Kamada shall be deemed a Sale of Business Transaction for the purpose of this Section 24 only in the event that the control is acquired by a Third Party Purchaser in a private allocation against an investment in Kamada (i.e. not in any of the following events: (1) in the course of trade in any stock exchange in which Kamada's shares are, or shall be, traded, or (2) within the framework of a public offering of Kamada's securities, or (3) as a result of sale or transfer of shares by one or more, but not all, existing shareholders in Kamada).

If the Third Party Purchaser wishes to continue the collaboration with PARI under this Agreement, it shall undertake in writing to PARI to fulfill all of Kamada’s undertakings under this Agreement, including, without limitation, the obligations to diligently pursue clinical development of the Drug Product using the Device (the form of which undertaking is set forth in Appendix I attached hereto). If no such form of undertaking is executed by such Third Party Purchaser at the time of consummation and closing of such Sale of Business Transaction, this Agreement and the Supply Agreement shall be automatically terminated.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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For the purpose of this Section 24, a corporation or other entity shall be deemed to control another corporation if it owns, directly or indirectly, more than 50% (fifty percent) of the voting shares, or has the power to elect more than half the directors, of such other corporation.

25.	Governing Law; Arbitration

25.1.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, USA without regard to the conflicts of laws provisions therein.

25.2.	In the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the "Dispute"), prior to instituting any arbitration on account of such Dispute, the parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the top executives of Kamada and the top executives of PARI. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within [*****] of the first written request for dispute resolution under this Section 25.2, then the parties shall resolve all such Disputes in accordance with Section 25.3.

25.3.	If any Dispute has not been resolved by good faith negotiations between the parties pursuant to Section 25.2 above, then the parties shall endeavor to settle the Dispute by submitting the matter to binding arbitration in accordance with the UNCITRAL Arbitration Rules. The arbitral tribunal shall be composed of three arbitrators whereby each party shall appoint one arbitrator and the arbitrators so appointed shall appoint the third, subject to recourse to the UNCITRAL rules for such appointments if they are not made within the time limits specified therein. The arbitration will be held in New-York City, USA. The language to be used in the arbitral proceedings shall be English. As part of their award, the arbitrators will assess all costs of the arbitration, including without limitation, legal fees and other expenses of the prevailing party, against the losing party. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the Dispute as necessary to protect either party’s name, proprietary information, trade secrets, Know-How or any other proprietary right. If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of respiratory disorders. The award rendered by the arbitrators shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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26.	Notices

All notices and other communications required or desired to be given or sent by one party to the other party shall be in writing and shall be deemed to have been given: (a) on the date of delivery, if delivered to the persons identified below, (b) five (5) business days after mailing if mailed, with proper postage, by certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below, (c) on the date of receipt if sent by telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telecopy, or (d) three (3) business days after delivery to a nationally recognized overnight courier service marked for overnight delivery, as follows:

If to KAMADA:

7 Sapir St., Kiryat Weizmann Science Park

74036 Ness-Ziona, ISRAEL

Tel: +972-8-9406472

Fax:+972-8-9406473

Attn. Mr. David Tsur, CEO

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If to PARI:

Moosstrasse 3, 82319 Starnberg, Germany

Tel: +49 (0)89 742846-20

Fax: +49 (0)89 742846-30

Attn. [*****]

or to such other address as may be designated by notice; provided that any notice of change of address shall be effective only upon receipt.

27.	Miscellaneous

27.1.	This Agreement, together with the appendixes attached hereto, constitutes the entire agreement between the parties with respect to the subject matter thereof, and supersedes all prior understandings, agreements and discussions between them and/or their Affiliates, oral or written, with respect to such subject matter. If any terms or provisions of this Agreement conflict with the terms and provisions of the appendixes, the terms and provisions of this Agreement shall prevail.

27.2.	This Agreement shall not be modified or amended except by a written instrument referencing this Agreement signed by the parties hereto.

27.3.	Neither party shall assign its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except to a party acquiring all or substantially all of the assigning party’s business and/or IP assets to which this Agreement relates, subject to (x) such assignee undertaking in writing to keep fulfilling all the assigning party's undertakings under this Agreement by signing the form of undertaking attached as Appendix I hereto, and/or (y) compliance with the provisions of Section 24 of this Agreement.

27.4.	Each of the parties agrees that if certain material obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the parties agrees that, in such case, the injured party or parties shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching party shall waive any requirement that such party or parties post bond as a condition for obtaining any such relief.

27.5.	This Agreement has been prepared jointly and shall not be strictly construed against either party.

27.6.	No waiver or failure to act, with respect to any breach or default under this Agreement, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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27.7.	The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to give effect to the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

27.8.	The parties will execute and deliver such other instruments and take such other steps as may be necessary to fully effect this Agreement.

27.9.	Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective permitted successors and assigns, any benefits, rights or remedies. All titles and section headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties, each by its duly authorized signatory, have caused this Agreement to be executed as of the Effective Date.

/s/ Martin Knoch	/s/ David Tsur
PARI GmbH Spezialisten für effektive Inhalation By: Martin Knoch Title: Managing Director	Kamada Ltd. By: David Tsur Title: CEO

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APPENDIX 'A'

BUDGET

List of Out of Pocket Expenditures

This Appendix ‘A’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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APPENDIX 'B1'

SYNOPSIS – Protocol of Phase Ia

This Appendix ‘B1’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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APPENDIX 'B2'

SYNOPSIS – Protocol of Phase I b

[draft, to be finalized by Kamada and subject to final approval of Israeli MOH]

This Appendix ‘B2’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Appendix 'C'

PARI Patents

This Appendix ‘C’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

47

APPENDIX 'D'

DEVICE PERFORMANCE SPECIFICATIONS

This Appendix ‘D’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

48

Appendix 'E'

Kamada's Patents & ODD

This Appendix ‘E’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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APPENDIX 'F'

PARI COMPETITORS

The following entities and their affiliates are deemed to be PARI Competitors:

[*****]

In the event of a merger, consolidation, sale of all or substantially all of the assets or business or other change of control involving the above entities (the “Original Competitors”), such Original Competitor listed above shall be replaced with the successor thereof.

In addition, PARI Competitors shall include any subsidiary that is formed or acquired by the Original Competitors.

Kamada may at any time request in writing a determination from PARI with respect to the then-current identities of the Original Competitors and the application of the preceding two paragraphs with respect to any transactions after the Effective Date involving the Original Competitors. PARI shall respond in writing to any such request within sixty (60) days.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Appendix 'g'

Selected Terms for Supply Agreement

This Appendix ‘G’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Appendix 'H'

DisclosureS

This Appendix ‘H’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Appendix 'I'

FORM OF UNDERTAKING

_________________ __, 200__

Martin Knoch, PhD, Managing Director

PARI GmbH Spezialisten für effektive Inhalation

Moosstrasse 3

82319 Starnberg, Germany

RE:	Undertaking of License Agreement between PARI GmbH Spezialisten für effektive Inhalation and Kamada Ltd., dated as of November __, 2006 (the “License Agreement”)

Dear Dr. Knoch:

The undersigned [has entered into a Sale of Business Transaction (as defined in the License Agreement)] [is the permitted assignee in accordance with Section 27.3 of the License Agreement]. The undersigned hereby agrees and undertakes to fulfill all of Kamada’s duties, obligations, liabilities and undertakings under the License Agreement and otherwise abide by the terms and conditions of the License Agreement.

Sincerely,

[Insert Name of Undertaking Company]

By:
Name:
Title:

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Appendix 'J'

PARI’s ESSENTIAL PATENTS

 This Appendix ‘J’ has been redacted in its entirety.*

* Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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